Exhibit 99.1

Middlesex Water Company announces discount on

INVESTMENT PLAN COMMON STOCK Purchases

Iselin, New Jersey February 8, 2023 -- Middlesex Water Company (NASDAQ:MSEX) today announced a discount on purchases of its Common Stock purchased through the Company’s Investment Plan (the “Plan”) for a limited period of time. Shares will be offered at a 3% discount on all Common Stock purchases made under the Plan whether by optional cash payment or by dividend reinvestment. The discount will be in effect March 1, 2023 and will continue until 200,000 shares are purchased at the discounted price or December 1, 2023 whichever event occurs first.

During this discount period, the purchase price of the shares will be 97% of the fair market value of the shares on the purchase dates, as defined in the Plan Prospectus and Prospectus Supplement dated August 3, 2022, if purchased through the Plan.  View discount details, enrollment information, the Plan Prospectus and Prospectus Supplement online at https://shareholder.broadridge.com/middlesexwater/ The Plan Prospectus is also available on the SEC’s website: www.sec.gov.  New investors may enroll in the Plan with an initial investment of at least $500.00. Inquiries related to the 3% Discount may be directed to the Plan Agent (Broadridge) at 1-888-211-0641 or by email at shareholder@broadridge.com

Proceeds To Fund Capital Projects

Proceeds raised from Plan participant purchases help fund important capital projects such as those associated with the Company’s Water For Tomorrow® infrastructure investment program to ensure system reliability, resiliency and service quality for current and future generations of water users.

This announcement is not an offer to sell or a solicitation to buy securities, which can be made only by means of the Plan Prospectus.

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Middlesex is focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com